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                                                                    Exhibit 99.1







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[MKS Company Logo]

                                                           FOR IMMEDIATE RELEASE


                                                            Contact: Ron Weigner
                                      Vice President and Chief Financial Officer
                                                                    978.975.2350


               MKS INSTRUMENTS RAISES FOURTH QUARTER GUIDANCE AND

                    ISSUES PRELIMINARY FIRST QUARTER GUIDANCE

     Andover, Mass. -- January 6, 2004 -- MKS Instruments, Inc. (NASDAQ: MKSI), a leading provider of process control technologies for semiconductor and other advanced manufacturing processes, today raised its expectation for fourth quarter 2003 sales and earnings above the high end of earlier guidance and issued preliminary guidance for first quarter 2004.

     Fourth quarter sales are now expected to range from $97 to $99 million, a double-digit increase over the $85 to $89 million range given October 21, 2003 and substantially above third quarter sales of $81.6 million. The fourth quarter GAAP net loss is expected to range from $0.03 to $0.05 per basic share compared to the previous estimate of $0.08 to $0.11 per basic share. Excluding amortization of acquired intangible assets of $3.6 million and restructuring charges of up to $2 million, fourth quarter net earnings are expected to range from $0.06 to $0.08 per diluted share compared to the prior range of breakeven to $0.03 per diluted share.

     "Our revised guidance reflects strong demand for process control solutions across all of our product groups for semiconductor manufacturing. We expect to report higher operating margin on increased fourth quarter sales volume, somewhat offset by higher taxes on higher than expected international sales," said John R. Bertucci, Chairman, Chief Executive Officer and President. "Based on the current outlook, our preliminary first quarter revenue estimate is for another double-digit increase to a range of $108 to $112 million."

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     MKS plans to discuss its fourth quarter financial results on Tuesday,
February 3, 2004 at 5:00 p.m. (Eastern Time). Interested parties are invited to listen to the call, which will be broadcast live and over the Internet at www.mksinst.com.

     The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS' management uses these non-GAAP measures internally to evaluate the company's performance and manage its operations, and believes that these measures provide useful information for understanding operating results and comparing prior periods.

     MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers' uptime, yield and throughput, and improving their productivity and return on invested capital.

     This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS' future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS' major customers, potential fluctuations in quarterly results, the failure of MKS and acquired companies to realize the anticipated benefits of their combined businesses, the challenges and risks involved with integrating the operations of MK and acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS' filings

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with the Securities and Exchange Commission, including its most recent Quarterly
Report on Form 10-Q, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.



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